Exhibit 10.1

FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

This First Amendment to Industrial Lease Agreement (“First Amendment”) is entered into the 7th day of May, 2013 (“Amendment Effective Date”), by and between by and between US INDUSTRIAL REIT II, a Texas real estate investment trust (“Landlord”), and PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (“Tenant”).

WHEREAS, under that certain Industrial Lease Agreement dated April 7, 2011, by and between Landlord and Tenant (the “Lease”), Tenant leases premises consisting of approximately 54,000 sq. ft. (the “Demised Premises”) known as 8655 Commerce Drive, Suite 104 in the building known as Building D in Stateline Business Park, Southhaven, DeSoto County, Mississippi, as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to add to the Demised Premises those certain premises (the “Expansion Premises”) identified on Exhibit A to the Lease as the “Right of First Refusal Space”; and

WHEREAS, Landlord and Tenant desire to extend the Expiration Date of the Primary Term to May 31, 2018 (as such date may be adjusted as hereinafter provided); and

WHEREAS, Landlord and Tenant desire to further amend the Lease as provided herein.

NOW THEREFORE, in consideration of the rentals to be paid and the covenants and agreements to be kept and performed by both parties hereto, Landlord and Tenant hereby agree to amend the Lease as follows:

1.        Effective as of the Expansion Commencement Date (as hereinafter defined), Section 1(b) of the Lease, entitled Demised Premises Square Footage, shall be deleted in its entirety and replaced with the following:

“(b) Demised Premises Square Footage: (i) approximately 27,000 sq. ft. during the First Period and Second Period, (ii) approximately 54,000 sq. ft. during the Third Period and during any portion of the Fourth Period occurring prior to the Expansion Commencement Date, and (ii) 108,000 sq. ft. during any portion of the Fourth Period occurring on and after the Expansion Commencement Date and during each period thereafter.”

2.        Effective as of the Expansion Commencement Date, Section 1(e) of the Lease, entitled Monthly Base Rent Installments, shall be deleted in its entirety and replaced with the following:

“(e) Monthly Base Rent Installments:

May 12, 2011 – August 10, 2011, which is the 90-day period commencing on the Lease Commencement Date (the “First Period”):	$0.00
August 11, 2011 – February 07, 2012, which is the 180-day period commencing on the Base Rent Commencement Date (the “Second Period”):	$7,087 50
February 8, 2012 – May 31, 2013, which is the 15-month period commencing on the 181st day after the Base Rent Commencement Date and ending on the last day of the 15th full calendar month thereafter, which period includes a Fractional Month (as defined below in this Section)* (the “Third Period”):	$15,075.00

June 1, 2013 – the date that is 13 months after the Expansion Commencement Date (as defined in Section 2 of the Lease), which is the 13-month period commencing on the day following the last day of the Third Period, which period may include a Fractional Month*(the “Fourth Period”):

$15,975.00 for the portion of the Fourth Period commencing on June 1, 2013 and ending on the last day of the four (4)-month period commencing on the Expansion Commencement Date, which period may include a Fractional Month* (“Expansion Rent Abatement Period”)**

$32,175.00 for the period commencing on the day following the last day of the Expansion Rent Abatement Period and ending on the last day of the ninth (9th) full calendar month thereafter, which period may include a Fractional Month*

The 12-month period Commencing on the day following the last day of the Fourth Period (the “Fifth Period”):	$33,525.00
The 12-month period commencing on the day following the last day of the Fifth Period (the “Sixth Period”):	$34,200.00
The 12-month period commencing on the day following the last day of the Sixth Period (the “Seventh Period”):	$35,100.00
The 10-month period commencing on the day following the last day of the Seventh Period (the “Eighth Period”):	$36,000.00

*

As used in this Leas, a “Fractional Month” means (i) during the Third Period, the period commencing on February 8, 2012, and ending on February 29, 2012; and (ii) with respect to the Fourth Period, if the Expansion Commencement Date does not occur on the first day of a calendar month, then both of the following periods: (a) the period commencing on the first day of the month in which the Expansion Commencement Date occurs and ending on the day before the Expansion Commencement Date, and (b) the period commencing on the Expansion Commencement Date and ending on the last day of the calendar month in which the Expansion Commencement Date occurs. By way of example, if the Expansion Commencement Date occurs on June 15, 2013, then (i) the Fourth Period shall still commence on June 1, 2013, but the Fourth Period (including the Fractional Months comprised of June 1-14, 2013 and June 15-30, 2013) shall end on July 31, 2014, (ii) the Fifth Period shall commence on August 1, 2014 and end on July 31, 2015, (iii) the Sixth Period shall commence on August l, 2015 and end on July 31, 2016, (iv) the Seventh Period shall commence on August 1, 2016 and end on July 31, 2017, and (v) the Eighth Period shall commence on August 1, 2017 and end on May 31, 2018. The Base Rent applicable to the Third Period and the Fourth Period shall include the prorated amount applicable to any such Fractional Month, which prorated amount shall be due on the first day of the Fractional Month. Upon the request of either party after Substantial Completion (as defined in Section 17(f) with respect to the initial Improvements and Section 17(g) with respect to the Expansion Work (as defined in Section 17(g)), Landlord and Tenant shall promptly execute a letter in substantially the form of Exhibit F Notice of Lease Term Dates in order to confirm the Lease Commencement Date, Base Rent Commencement Date, Expansion Commencement Date, Expiration Date and the first and last days of the First Period, Second Period, Third Period, Fourth Period, Fifth Period, Sixth Period, Seventh Period, Eighth Period and any Fractional Month.

**

If any Event of Default occurs under this Lease on or before the expiration of the Expansion Rent Abatement Period, the Base Rent abatement provided for during the Expansion Rent Abatement Period shall immediately terminate, and any portion of the $15,975.00 monthly Base Rent, which has then previously been abated with respect to the Expansion Premises, shall immediately become due and payable.”

1.        Section l(f) Lease Commencement Date is deleted in its entirety and replaced with the following:

“(f) (i)	Lease Commencement Date: May 12, 2011; and

(ii)

Expansion Commencement Date: June 1, 2013, subject to extension pursuant to Section 17(g) below. With respect to the Expansion Premises, references to the “Lease Commencement Date” mean the Expansion Commencement Date.”

2.        Section 1(h) Expiration Date is deleted in its entirety and replaced with the following:

“(h) Expiration Date: The last day of the Eighth Period.”

3.        Section 1(i) Primary Term is deleted in its entirety and replaced with the following:

“(i) Primary Term: 83 months and 19 days, plus any Fractional Months in the Fourth Period.

4.        Section 1(j) Tenant’s Operating Expense Percentage is deleted in its entirety and replaced with the following:

“(j) Tenant’s Operating Expense Percentage (it being agreed that Tenant’s Operating Expense Percentage during the First and Second Periods is the amount set forth below, notwithstanding any other provision contained herein):

During the First Period.	0.00%
During the Second Period:	660%
During the Third Period·	13.20%
During the Fourth Period up to the day before the Expansion Commencement Date:	13.20%
During the Fourth Period from and after the Expansion Commencement Date to and including the last day of the Fourth Period:	26.39%

During the First Period.	0.00%
During the Second Period:	660%
During the Third Period·	13.20%
During the Fourth Period up to the day before the Expansion Commencement Date:	13.20%
During the Fourth Period from and after the Expansion Commencement Date to and including the last day of the Fourth Period:	26.39%
During the Fifth Period:	26.39%
During the Sixth Period:	26.39%
During the Seventh Period:	26.39%
During the Eighth Period:	26.39%

7.        Section 1(n) Address for Notices to Tenant: Subject to Tenant's right to change its address for receipt of notices, Tenant's notice address is:

Priority Fulfillment Services, Inc.

505 Millennium Drive

Allen, TX 75013

8.        Section l(p) Address for Notices to Guarantor: Subject to Guarantor’s right to change its address for receipt of notices, Guarantor's notice address is:

PFSweb, Inc.

505 Millennium Drive

Allen, TX 75013

9.        Section 2 Demised Premises is amended to reflect that commencing on the Expansion Commencement Date, the Demised Premises shall be expanded to include the Expansion Premises, which is the space referred to in the Lease as the Right of First Refusal Space, which space is depicted on Exhibit A of the Lease, is comprised of 54,000 sq. ft. and shall sometimes be referred to herein as the “Expansion Premises”. Accordingly, from and after the Expansion Commencement Date, the Demised Premises shall be comprised of 108,000 sq. ft. and Exhibit A to the Lease is amended to delete the reference to “REFUSAL SPACE” and replace it with “EXPANSION PREMISES”.

10.      Section 4 Base Rent is amended to add the following sentence at the end: “As provided in Section 1(e), if the Expansion Commencement Date shall fall on a day other than the first day of a calendar month, the Base Rent shall be apportioned pro rata on a per diem basis for the resulting Fractional Months in the Fourth Period (which pro rata payment shall be due and payable on the first day of each Fractional Month).

11.      Section 15 is amended to delete clause (c) in the second to the last sentence and replace it with the following:

“(c) Tenant shall be obligated to pay (as Additional Rent, payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder) (i) Tenant’s proportionate share (based on Tenant’s Operating Expense Percentage) of the portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, to the extent incurred to make any Code Modification respecting the Building or the Building Common Area (and not any portion of the Demised Premises) due to a Governmental Requirement enacted or promulgated after the Lease Commencement Date, and (ii) the entire portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, to the extent incurred to make any Code Modification respecting the Demised Premises (and not any portion of the Building or Building Common Area) due to a Governmental Requirement enacted or promulgated after the Lease Commencement Date.”

12.      Exhibit C Special Stipulations – Environmental Matters is amended to add the following at the beginning of the paragraph:

“Notwithstanding anything contained in this Lease, to the extent governmentally required, Landlord shall be responsible, at no cost to Tenant, and Tenant shall not have any liability to Landlord, for cleanup, removal and remediation of Contamination, to the extent attributable to Hazardous Substances existing or generated, on, from. under or about the Expansion Premises prior to the Expansion Commencement Date, unless caused or exacerbated by Tenant’s violation of any applicable Environmental Laws or any breach by Tenant of its obligations under the Lease.”

13.      Exhibit C Special Stipulations – Options is amended to delete Sections 1 and 7 in their entirety and to add the new Section 7 Termination Option below. Landlord and Tenant acknowledge and agree that Tenant has no options or rights under the Lease to expand the Demised Premises or any options to extend the Term.

“7. Termination Option. Provided that no Event of Default shall exist under this Lease or would exist but for the pendency of any cure period provided for in Section 22 of the Lease, unless such Event of Default requires notice under Section 22 and Landlord has not delivered such notice to Tenant, either on the date Tenant delivers its Termination Notice (as hereinafter defined) or on the Termination Date (as hereinafter defined), Tenant shall have the one-time right to terminate this Lease with respect to the entire Demised Premises as of the end of August 31, 2016 (the “Termination Date”), by delivering to Landlord on or before February 29, 2016, notice of its intention to terminate (the “Termination Notice”) accompanied by a payment of a termination fee (the “Termination Fee”) to Landlord in the amount of $215,000.00. Tenant’s failure to pay such Termination Fee simultaneously with Tenant’s delivery of its Termination Notice shall render void the termination of this Lease and this

Lease shall continue in full force and effect. Tenant shall pay all Rent due to and through the Termination Date specified in accordance with the terms of the Lease and shall surrender the Demised Premises to Landlord on or before the Termination Date in the manner and in the condition provided for in the Lease. Tenant shall permit Landlord or its Agents, at any time and without notice, but otherwise subject to the terms of Section 23 of the Lease, to enter the Demised Premises, without charge therefore to Landlord and without diminution of Rent, to exhibit the same to prospective tenants from and after the date Tenant delivers the Termination Notice. The Termination Fee shall not be deemed to be Rent payable under the terms of the Lease, but rather shall be deemed liquidated damages payable by Tenant to Landlord in consideration of Landlord’s agreement to terminate the Lease as herein provided.”

14.      Condition of the Expansion Premises. Except for Landlord’s express obligations to construct the Expansion Work (including, without limitation, Punchlist items), to maintain and repair the Building, to perform Code Modifications under Section 15 of the Lease and with respect to Hazardous Substances and Contamination under Section 4 of Exhibit C to the Lease (collectively, the “Continuing Obligations”), which Continuing Obligations shall survive the Expansion Commencement Date and Tenant’s acceptance of possession of the Expansion Premises, TENANT ACCEPTS THE EXPANSION PREMISES “AS IS”, “WHERE IS” AND WITH ANY AND ALL FAULTS. LANDLORD NEITHER MAKES NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY, SUITABILITY OR FITNESS THEREOF OF THE EXPANSION PREMISES, OR THE CONDITION OR REPAIR THEREOF. Subject to Landlord’s performance of any Continuing Obligations, Tenant’s taking possession of the Expansion Premises shall be conclusive evidence for all purposes of Tenant’s acceptance of the Expansion Premises in good order and satisfactory condition, and in a state and condition satisfactory, acceptable and suitable for the Tenant’s use pursuant to the Lease and this First Amendment. Without limitation to the foregoing, the construction contract Landlord executes for the Expansion Work shall require the general contractor to warrant that the Expansion Work has been completed in accordance with the Expansion Plans (as defined in Paragraph 13 of this Amendment) and in a good and workmanlike manner, free from faulty materials and workmanship for a period of one (1) year following the date of Substantial Completion (the “Expansion Work Warranty”). Landlord agrees and acknowledges that Tenant is a beneficiary of such Expansion Work Warranty obtained from contractor and Landlord shall enforce for the benefit of Tenant the Expansion Work Warranty.

15.      Expansion Work. Section 17 of the Lease is amended to add the following subsection (g):

“(g) Expansion Work. Prior to the Expansion Commencement Date, Landlord shall place all existing systems serving the Expansion Premises in good working order and install additional Improvements to the Demised Premises and Improvements to the Expansion Premises (collectively, the “Expansion Work”) subject to the terms of this Section 17(g). Landlord shall have non-exclusive reasonable rights of entry to the Demised Premises for the purpose of constructing the Expansion Work. Landlord’s entry to the Demised Premises for the purpose of performing Expansion Work shall be subject to the terms and conditions of the Lease including, without limitation Section 23 of the Lease (except that prior notice shall not be required); provided, however that Tenant and Landlord will reasonably cooperate with each other to coordinate their respective activities in the Demised Premises so as not to unreasonably interfere with Landlord’s construction of the Expansion Work.

(i)        Within fifteen (15) days after the Amendment Effective Date, Landlord shall deliver to Tenant Plans and Specifications for the Expansion Work (the “Expansion Plans”). Except for such changes, if any, as shall be required to comply with applicable Governmental Requirements, the Expansion Plans shall be based upon and be drafted in accordance with the preliminary plans and specifications and/or preliminary floor plans (the “Expansion Preliminary Plans”) set forth on Exhibit B-1 attached hereto and incorporated herein. Tenant shall have ten (10) business days after Landlord’s delivery to Tenant of the Expansion Plans, (the “Approval Period”) to review and to deliver to Landlord notice of either Tenant’s approval of the Expansion Plans or Tenant’s requested changes to the Expansion Plans. Tenant shall have no right to request any changes to the Expansion Plans which would materially alter the Demised Premises, the Expansion Premises or the exterior appearance or basic nature of the Building, as the same are contemplated by the Expansion Preliminary Plans. If Tenant fails to approve or request changes to the Expansion Plans by the end of the Approval Period, then Tenant shall be deemed to have approved the Expansion Plans and the same shall thereupon be final. If Tenant requests any changes to the Expansion Plans, then Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of Expansion Plans to Tenant. Tenant may not thereafter disapprove the revised portions of the Expansion Plans unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the Expansion Plans, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant. Landlord and Tenant shall at all times in their respective preparation or review of the Expansion Plans, and of any revisions thereto, act reasonably and in good faith. After Tenant bas approved the Expansion Plans or the Expansion Plans have otherwise been finalized pursuant to the procedures set forth hereinabove, any subsequent Change Order to the Expansion Plans requested by Tenant shall be at Tenant’s sole cost and expense and subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord approves any such requested Change Order, Landlord shall give written notice thereof to Tenant, which notice will specify the Change Order approved by Landlord as well as a fixed price estimate of the incremental cost thereof (“Change Order Estimate”). The cost to Tenant for Change Orders shall be the amount of the Change Order Estimate plus five percent (5%) of such amount as Landlord’s overhead (“Change Order Costs”). If the collective Change Order Costs for Change Orders approved by Landlord and Tenant exceed $25,000.00, Tenant acknowledges and agrees that Landlord shall be under no obligation to proceed with any work related to approved Change Orders unless and until Tenant delivers to Landlord an amount equal to the amount by which such Change Order Costs, collectively, exceed $25,000.00 as set forth in a notice from Landlord setting forth such Change Order Costs. Tenant shall have five (5) business days from receipt of such Change Order Estimate to deliver to Landlord notice withdrawing its request to perform the Change Order, requesting revisions to the Change Order to reduce the cost thereof, or waiving Tenant’s rights under this sentence. Tenant’s failure to provide any such notice within such five (5) business day period shall be deemed to be Tenant’s approval of the Change Order and Change Order Estimate. If Tenant shall request revisions to the Change Order within such five (5) business day period, the foregoing procedure shall be repeated until Tenant shall either approve (or be deemed to approve) the Change Order or withdraw its request for the performance of the Change Order work. Tenant shall pay the Change Order Costs for all approved Change Orders on or before the date that is later of (i) the Expansion Commencement Date and (ii) the date of Landlord’s delivery of its invoice for reimbursement setting forth each approved Change Order and associated Change Order Costs (which shall not exceed the amount of each Change Order Estimate plus five percent (5%) of such amounts for Landlord’s overhead). If after the Expansion Plans have been finalized pursuant to the procedures set forth hereinabove Tenant requests a Change Order or any further changes to the Expansion Plans and, as a result thereof, Substantial Completion of the Expansion Work is delayed, then for purposes of establishing the Expansion Commencement Date and any other date tied to the date of Substantial Completion of the Expansion Work, Substantial Completion shall be deemed to mean the date when Substantial Completion would have been achieved but for such Tenant Delay.

(ii)        Landlord shall use reasonable speed and diligence to Substantially Complete the Expansion Work, at Landlord’s sole cost and expense, and have the Expansion Premises ready for occupancy on or before the Expansion Commencement Date of June 1, 2013, set forth in Section 1(f)(ii). If the Expansion Work is not Substantially Complete on that date, such failure to complete shall not in any way affect the obligations of Tenant hereunder except that, to the extent that any of the Expansion Work that has not been Substantially Completed is located in the Expansion Premises, the Expansion Commencement Date shall be postponed one day for each day Substantial Completion is delayed until the Expansion Work located in the Expansion Premises is Substantially Complete, unless the delay is caused by any of the following Tenant Delays: (A) Tenant’s failure to approve or disapprove the Expansion Plans as set forth in Section 17(g)(i), (B) Change Orders requested by Tenant after approval of the Expansion Plans, or (C) any other act or omission of Tenant or Tenant’s Affiliates of which Landlord provides oral or written notice to Tenant if a Tenant Delay occurs as a result thereof. No liability whatsoever shall arise or accrue against Landlord by reason of its failure to deliver or afford possession of the Expansion Premises, and Tenant hereby releases and discharges Landlord from and of any claims for damage, loss, or injury of every kind whatsoever as if this Lease were never executed.

(iii)        Upon Substantial Completion of the Expansion Work, a representative of Landlord and a representative of Tenant together shall inspect the Expansion Work and generate a Punchlist. Landlord shall, within a reasonable time after the Punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as is set forth on the Punchlist. All construction work performed by Landlord shall be deemed approved by Tenant in all respects except for items of said work which are not completed or do not conform to the Expansion Plans and which are included on the Punchlist.

(iv)        For purposes of the Expansion Work, the term “Substantial Completion” (or any variation thereof) shall mean completion of construction of the Expansion Work in accordance with the Expansion Plans, subject only to Punchlist items established pursuant to Section 17(g)(iii), as established by the delivery by Landlord to Tenant of a Certificate of Substantial Completion for the Expansion Work on Standard AIA Form G-704 certified by Landlord’s architect, which Certificate may be delivered separately for the Expansion Work to be performed in the Expansion Premises and the Demised Premises. Notwithstanding the foregoing, if a certificate of occupancy or its equivalent (or temporary certificate of occupancy or its equivalent) is required by the appropriate governmental authority for the Expansion Work performed in either the Demised Premises or the Expansion Premises, then Substantial Completion of the applicable Expansion Work shall not occur until such certificate or its equivalent is issued by the appropriate governmental authority, unless it is unavailable because of unfinished work to be performed by Tenant. In the event Substantial Completion of the Expansion Work with respect to the Expansion Premises is delayed because of a Tenant Delay, then for the purpose of establishing the Expansion Commencement Date and any other date tied to the date of Substantial Completion of the Expansion Work, Substantial Completion shall be deemed to mean the date when Substantial Completion would have been achieved but for such Tenant Delay.”

16.      Brokerage. Except for IDI Services Group, representing Landlord, and Commercial Advisors, representing Tenant (collectively, the “Brokers”), Tenant and Landlord each agree to indemnify and hold the other harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all reasonable attorneys’ fees and disbursements) by reason of any claim of or liability to any broker or person other than the Brokers claiming through the indemnifying party and arising out of or in connection with the negotiation, execution and delivery of this First Amendment. The Brokers will be compensated by Landlord pursuant to the terms of a separate agreement between Landlord and the Brokers. Landlord further agrees to indemnify and hold Tenant harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all reasonable attorneys’ fees and disbursements) by reason of any claim made by the Brokers against Tenant for Landlord’s failure to pay the Brokers compensation pursuant to such separate agreements.

17.      Ratification. The Lease, as modified hereby, is hereby reaffirmed and ratified and the provisions thereof, as so modified, shall remain in full force and effect.

18.      Continued Effect. Except as otherwise provided in this First Amendment, all other provisions of the Lease shall remain unmodified and in full force and effect. All terms not defined in this First Amendment shall be as defined pursuant to the terms of the Lease.

19.      Multiple Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

Signature Page Attached

           EXECUTED as of the dates indicated below to be effective as of the date indicated above.

LANDLORD:

US INDUSTRIAL REIT II,
a Texas real estate investment trust

By:	/s/ Stanley R. Alterman
Name:	Stanley R. Alterman
Title:	Executive Managing Director
Date:	5\7\13

TENANT:

PRIORITY FULFILLMENT SERVICE, INC.,
a Delaware corporation

By:	/s/ Gibson T. Dawson
Name:	Gibson T. Dawson
Title:	Vice President